Exhibit 10.9

TWO YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into by and between Kearny Bank (the “Bank”) and Anthony V. Bilotta, Jr. (the “Officer”) as of July 1, 2018.  Any reference to the Company hereunder shall mean Kearny Financial Corp., (together with its successors and assigns), a Maryland corporation and the stock holding company of the Bank.

WITNESSETH

WHEREAS, Officer is currently an employee of the Bank;

WHEREAS, in order to induce Officer to accept employment with the Bank and in consideration of Officer’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due Officer in the event that his employment with the Bank is terminated under specified circumstances including a change in control of the Company or the Bank; and

WHEREAS, the Officer is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

The initial term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) full calendar months after each “Anniversary Date,” which shall be July 1st of each year. Commencing on the first Anniversary Date following the Effective Date and continuing on each Anniversary Date thereafter, this Agreement will renew for an additional year such that the remaining term will be twenty-four (24) months; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Anniversary Date:  (i) conduct a comprehensive performance evaluation and review of Officer for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal of this Agreement and include such decision in the minutes of the Board’s meeting.  If the disinterested members of the Board decide not to renew this Agreement, then the Board will provide Officer with a written notice of non-renewal (“Non-Renewal Notice”) no later than five business days after such action is taken, in which event this Agreement will terminate twelve (12) months from the next Anniversary Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Officer.  If the Board fails to inform Officer of its determination regarding the renewal or non-renewal of this Agreement, the Officer may request that the Board provide Officer with the reason(s) for its action (or non-action), and the Board will respond to Officer within 30 days of the receipt of such request.  Reference herein to the term of this Agreement will refer to both such initial term and such extended terms.

Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then the term of this Agreement shall automatically be extended with no action by the Board and shall terminate twenty-four (24) months following the date on which the Change in Control occurs.

2.	DEFINITIONS

(a)Change in Control.  For purposes of this Agreement, a “Change in Control” means any of the following events:

(1)

Merger:  The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)

Acquisition of Significant Share Ownership:  A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)

Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(b)Good Reason shall mean a termination by Officer following a Change in Control if, without Officer’s express written consent, any of the following occurs:

(1)	failure to elect or reelect or to appoint or reappoint Officer to the position and title that the Officer maintained immediately prior to a Change in Control;
(2)

a material change in Officer’s authority, duties or responsibilities to become one of lesser authority, duty or responsibilities then the position Officer held immediately prior to the Change in Control;

(3)	a material reduction in Officer’s base salary and benefits; or
(4)

a relocation of Officer’s principal place of employment by more than 35 miles from its location as of the date of this Agreement; provided, however, that prior to any termination of employment for Good Reason, Officer must first provide written notice to the Bank (or its successor) within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Officer.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then Officer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)Termination for Cause shall mean termination because of, in the good faith determination of the Board, Officer’s:

(1)	material act of dishonesty or fraud in performing Officer’s duties on behalf of the Bank;

(2)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry) in performing Officer’s duties on behalf of the Bank;

(3)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(4)	breach of fiduciary duty involving personal profit;

(5)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(6)

willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies or procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of a Bank employee, as from time to time amended and incorporated herein by reference; or

(7)	material breach by Officer of any provision of this Agreement.

A determination of whether Officer’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), (4), (5), (6), (7), or (8) above has occurred and specifying the particulars thereof in detail.

3.	BENEFITS UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

(a)If Officer’s employment by the Bank, or its successor, shall be terminated at the effective time or within two years after a Change in Control and during the term of this Agreement by (1) the Bank, or its successor, for other than Cause, or (2) Officer for Good Reason, then the Bank, or its successor, shall:

(1)

pay Officer, or in the event of Officer’s subsequent death, Officer’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to (i) twenty-four (24) months of the Officer’s base salary in effect as of the Date of Termination, or if higher, the base salary in effect immediately prior to the date of a Change in Control, and (ii) two times the bonus earned by the Officer from the Bank in the fiscal year immediately preceding the year in which the termination occurs, or if higher, two times the bonus earned in the fiscal year immediately preceding the date of a Change in Control, less applicable withholding taxes, payable by lump sum within ten (10) business days of the Date of Termination, and

(2)

cause to be continued at no cost to Officer, non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Officer prior to Officer’s termination for twenty-four (24) months.  If the Bank cannot provide one or more of the benefits set forth in this Section 3(a)(2) because Officer is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Officer a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  Such cash payment shall be made in a lump sum within ten (10) days after the later of Officer’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(b)In no event shall the payments or benefits to be made or provided to Officer under Section 3 hereof (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Officer’s “base amount,” as determined in accordance with Section 280G of the Code.  The reduction of the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 3(a) hereof.

4.	NOTICE OF TERMINATION

Any purported termination by the Bank or by Officer in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Officer, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	REQUIRED PROVISIONS

(a)The Board may terminate Officer’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Officer’s right to compensation or other benefits under this Agreement.  Officer shall have no right to receive compensation or other benefits for any period after his termination for Cause.

(b)If Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g)(1) (12 USC §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Officer all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)If Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Regulator or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)Notwithstanding anything herein to the contrary, any payments to Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(g)For purposes of this Agreement, any termination of Officer’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Officer reasonably anticipate that the level of bona fide services Officer would perform after termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

(h)Notwithstanding the foregoing, in the event Officer is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Officer’s payments shall be delayed until the first day of the seventh month following Officer’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Officer, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Officer of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Officer is subject to receiving fewer benefits than those available to her without reference to this Agreement.

(b)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Officer, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Bank’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Officer pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Officer’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Officer’s favor.

14.	OBLIGATIONS OF BANK

The termination of Officer’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

15.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Officer has signed this Agreement, as of the Effective Date.

KEARNY BANK

By: /s/ Craig L Montanaro
Name: Craig L. Montanaro
Title: President & CEO

OFFICER

By: /s/ Anthony V. Bilotta, Jr.
Name: Anthony V. Bilotta, Jr.